Exhibit (h)(108)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

March 12, 2018

Mr. Edmund J. Burke, President

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/Smith Total Return Bond Fund (the “Total Return Bond Fund”) and ALPS/Smith Short Term Bond Fund (the “Short Duration Bond Fund”) (each, a “Fund” and, collectively, the “Funds”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of ALPS Advisors, Inc. (the “Adviser”) and Smith Capital Investors, LLC (the “Sub-Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that they are entitled to receive from the Funds.

With respect to each of the Total Return Bond Fund’s and Short Duration Bond Funds’ Class A, Investor Class, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), exceed 0.67% and 0.49%, respectively, the Adviser will reduce the Management Fees payable to the Adviser with respect to a Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. Each of the Adviser and the Sub-Adviser will allocate (for their purposes and not with respect to the Adviser’s waiver and reimbursement obligations to the Funds) the consequences of any such waivers or reimbursement on a pro-rata basis to its respective portion of the overall Management Fees (after payment to the Sub-Adviser of its portion of the Management Fees (the “Sub-Advisory Management Fees”), on the terms as further described herein. The waiver or reimbursement shall be allocated to each class of a Fund in the same manner as the underlying expenses or fees were allocated.

To the extent the Adviser waives its Management Fees in accordance with the terms hereof, the Sub-Adviser agrees to proportionately waive its Sub-Advisory Management Fees on the basis described above. To the extent a Fund's operating expenses require the parties to reimburse fund expenses in accordance with the terms hereof, the Adviser agrees that it will reimburse the Fund 100% of the amounts due, including the Sub-Adviser’s pro-rata share. This is subject to the right of the Adviser to recoup from the Sub-Adviser the pro-rata amount (in the ratio as described above) reimbursed on the Sub-Adviser’s behalf, from any future Management Fees that are not subject to waiver, before the Sub-Adviser receives any Sub-Advisory Management Fees.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement or in previous letter agreements; provided however, that such recapture payments do not cause a Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. The Adviser will be permitted to recover from a Fund any Management Fees it has waived in connection with the Fund, and the Adviser agrees to remit such recoveries to the Sub-Adviser to the extent the Sub-Adviser is permitted to recover a portion of its Sub-Advisory Management Fees pursuant to the terms hereof.

Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than thirty-six months after the date on which the fees or expenses were deferred, as calculated on a monthly basis.

The Adviser and the Sub-Adviser further agree that such fee waivers and reimbursements for the Funds are effective as of June 29, 2018 and shall continue at least through February 28, 2020.

SMITH CAPITAL INVESTORS, LLC

By:	/s/ R. Gibson Smith
Name:	R. Gibson Smith
Title:	Manager

ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

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